UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant To § 240.14a-12
SUPERCONDUCTOR TECHNOLOGIES INC.
(Name of Registrant as Specified in Its Charter)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2010

To Our Stockholders:

The Annual Meeting of Stockholders (our “Annual Meeting”) of Superconductor Technologies Inc. will be held on Thursday, May 6, 2010, at 11:00 a.m., local time, at our offices at 460 Ward Drive, Santa Barbara, California 93111 for the following purposes, as more fully described in the accompanying Proxy Statement:

1. To elect two Class 3 directors to hold office until our 2013 Annual Meeting of Stockholders or until their successors are elected and qualified;

2. To amend our 2003 Equity Incentive Plan to increase the number of shares authorized to be issued thereunder to 4,525,000;

3. To ratify the appointment of Stonefield Josephson, Inc. as our independent registered public accounting firm for 2010; and

4. To transact such other business as may properly come before our Annual Meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on March 19, 2010 are entitled to notice of and to vote at our Annual Meeting. A list of stockholders as of this date will be available during normal business hours for examination at our offices by any stockholder for any purpose relevant to our Annual Meeting for a period of ten days prior to the meeting.

All stockholders are urged to attend our Annual Meeting in person or vote by proxy. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND OUR ANNUAL MEETING IN PERSON, PLEASE SIGN AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT OUR ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. The proxy is revocable at any time prior to its exercise and will not affect your right to vote in person in the event you attend our Annual Meeting.

By Order of the Board of Directors,

Jeffrey A. Quiram
President and Chief Executive Officer

Santa Barbara, California
April 2, 2010

TABLE OF CONTENTS

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2010
INTRODUCTION
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE ELECTION OF CLASS 3 DIRECTORS
CORPORATE GOVERNANCE AND BOARD MEETINGS AND COMMITTEES
NON-EMPLOYEE DIRECTOR COMPENSATION
Summary of Compensation
Non-employee Director Compensation Table
DIRECTORS AND EXECUTIVE OFFICERS
VOTING SECURITIES OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Summary Compensation Table
Narrative Disclosure To Summary Compensation Table
Outstanding Equity Awards at Fiscal Year End
PROPOSAL TWO APPROVAL OF AMENDMENT TO THE 2003 EQUITY INCENTIVE PLAN
PROPOSAL THREE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TRANSACTIONS WITH RELATED PERSONS
ANNUAL REPORT TO STOCKHOLDERS
OTHER MATTERS
ANNEX A

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2010
460 Ward Drive
Santa Barbara, California 93111-2310
(805) 690-4500

INTRODUCTION

This Proxy Statement contains information related to the solicitation of proxies by and on behalf of the Board of Directors of Superconductor Technologies Inc. (our “Board”) for use in connection with our Annual Meeting of Stockholders to be held on Thursday, May 6, 2010, beginning at 11:00 a.m., local time, at our offices located at 460 Ward Drive, Santa Barbara, California 93111, and at any and all adjournments or postponements thereof (our “Annual Meeting”). At our Annual Meeting, stockholders will be asked to consider and vote upon the following proposals: (i) the election of two Class 3 directors to hold office until our 2013 Annual Meeting of Stockholders or until their successors are elected and qualified; (ii) the amendment to our 2003 Equity Incentive Plan to increase the number of shares authorized to be issued thereunder to 4,525,000; (iii) the ratification of the appointment of Stonefield Josephson, Inc. as our independent registered public accounting firm for 2010; and (iv) the transaction of such other business as may properly come before our Annual Meeting. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about April 2, 2010.

Important Notice Regarding Availability of Proxy Materials for the 2010
Annual Meeting of Stockholders to be Held on May 6, 2010

Our Proxy Statement, Annual Report on Form 10-K, and proxy card are available on the Internet at http://www.proxyvote.com and at the “SEC Filings” section under the “Investors” tab on our corporate website at http://www.suptech.com.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

Only holders of record of our common stock at the close of business on March 19, 2010 (the “Record Date”) are entitled to notice of our Annual Meeting and to vote at our Annual Meeting. As of the Record Date, we had 22,405,051 shares of our common stock issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our Secretary, at or before the taking of the vote at our Annual Meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending our Annual Meeting and voting in person.

Voting and Solicitation

Each share of our common stock is entitled to one vote on all matters presented at our Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

Shares of common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed unrevoked proxies will be voted: (i) FOR the election of the two nominees for Class 3 directors, (ii) FOR the amendment to our 2003 Equity Incentive Plan to increase the number of shares authorized to be issued thereunder to 4,525,000 and (iii) FOR the ratification of the selection of Stonefield Josephson, Inc. as our independent registered public accounting firm for 2010. No other business is expected to come before our Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed proxy card will vote such proxy in accordance with the recommendation of our Board.

If you will not be able to attend our Annual Meeting to vote in person, please vote your shares by completing and returning the accompanying proxy card or by voting electronically via the Internet or by telephone. To vote by mail, please mark, sign and date the accompanying proxy card and return it promptly in the enclosed postage paid envelope. To vote by Internet, go to www.proxyvote.com and to vote by telephone, call 1-800-690-6903, and follow the instructions to cast your vote. For voting by Internet or telephone, you will need to have your 12-digit control number located on your proxy card. Please do not return the enclosed paper ballot if you are voting by Internet or telephone.

We intend to solicit proxies primarily by mail. However, directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, in person or otherwise to solicit proxies. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other like parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses in doing so.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at our Annual Meeting is the holders of a majority of the stock issued and outstanding on the Record Date and entitled to vote at our Annual Meeting, present in person or by proxy.

Shares that are voted “FOR” or “AGAINST” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at our Annual Meeting with respect to such matter.

We believe that abstentions should be counted for purposes of determining the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal (other than the election of directors).

Broker non-votes are shares held in street name for which a broker returns a proxy card but indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority. We count broker non-votes for the purposes of determining the presence or absence of a quorum for the transaction of business, but not for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal requiring solely a majority of shares voted.

If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, then your shares will be voted as you direct. If you do not give instructions, then for the ratification of the independent registered public accounting firm, the broker may vote your shares in its discretion, but for the election of directors and the amendment to our 2003 Equity Incentive Plan, the broker may not be entitled to vote your shares at all.

Deadline for Receipt of Stockholder Proposals for 2011 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 of the Securities and Exchange Commission (“SEC”), proposals by eligible stockholders that are intended to be presented at our 2011 Annual Meeting of Stockholders must be received by our Corporate Secretary at Superconductor Technologies Inc., 460 Ward Drive, Santa Barbara, California 93111 not later than December 3, 2010 in order to be considered for inclusion in our proxy materials.

Stockholders intending to present a proposal at our 2011 Annual Meeting of Stockholders must comply with the requirements and provide the information set forth in our amended and restated bylaws. Under our bylaws, a stockholder’s proposal must be timely received, which means that a proposal must be delivered to or mailed to our Secretary not less than 90 days prior to the meeting; provided that if less than 100 days notice or prior public disclosure of the meeting is given to stockholders, then notice by a stockholder, to be timely received, must be received by our Secretary not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

PROPOSAL ONE
ELECTION OF CLASS 3 DIRECTORS

Our Board currently consists of six directors divided into three classes — Class 1 (Mr. Quiram and Mr. Kaplan), Class 2 (Mr. Horowitz and Mr. Davis) and Class 3 (Mr. Vellequette and Mr. Lockton) — with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified. Class 3 directors will be elected at our Annual Meeting. The nominees for election as the Class 3 directors are Mr. Lockton and Mr. Vellequette. Each Class 3 director will serve until our 2013 Annual Meeting of Stockholders or until his successor is elected and qualified. Assuming the nominees are elected, we will have six directors serving as follows:

Class 1 directors: Jeffrey A. Quiram, Martin A. Kaplan	Terms expire at our 2011 annual meeting of stockholders.
Class 2 directors: Lynn J. Davis, Dennis J. Horowitz	Terms expire at our 2012 annual meeting of stockholders.
Class 3 directors: John D. Lockton, David W. Vellequette	Terms expire at our 2013 annual meeting of stockholders.

The accompanying proxy card grants the proxy holder the power to vote the proxy for substitute nominees in the event that any nominee becomes unavailable to serve as a Class 3 director. Management presently has no knowledge that any nominee will refuse or be unable to serve as a Class 3 director for the prescribed term.

Required Vote

Directors are elected by a “plurality” of the shares voted. Plurality means that the nominee with the largest number of votes is elected, up to the maximum number of directors to be chosen (in this case, two directors). Stockholders can either vote “for” the nominee or withhold authority to vote for the nominee. However, shares that are withheld will have no effect on the outcome of the election of directors. Broker non-votes also will not have any effect on the outcome of the election of the directors.

Board Recommendation

Our Board Recommends a Vote “For” Mr. Lockton and “For” Mr. Vellequette.

CORPORATE GOVERNANCE AND BOARD MEETINGS AND COMMITTEES

Corporate Governance Policies and Practices

The following is a summary of our corporate governance policies and practices:

•	Our Board has determined that all of our directors, other than Mr. Quiram, are independent as defined by the rules of the SEC and The NASDAQ Stock Market (“NASDAQ”). Our Audit Committee, Compensation Committee and Governance and Nominating Committee each consists entirely of independent directors.

•	We have a Code of Business Conduct and Ethics for all of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. If we amend any provision of our Code of Business Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer (or any persons performing similar functions), or if we grant any waiver (including an implicit waiver) from any provision of our Code of Business Conduct and Ethics to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer (or any persons performing similar functions), we will disclose those amendments or waivers on our website at www.suptech.com/Investors/Corporate Governance/Amendments and Waivers to the Code of Conduct within four business days following the date of the amendment or waiver.

•	Our Audit Committee reviews and approves all related-party transactions.

•	As part of our Code of Business Conduct and Ethics, we have made a “whistleblower” hotline available to all employees for anonymous reporting of financial or other concerns. Our Audit Committee receives directly, without management participation, all hotline activity reports concerning accounting, internal controls or auditing matters.

Board Leadership Structure and Role in Risk Oversight

Our Board’s current policy is to separate the role of Chairman of our Board and Chief Executive Officer. Our Board believes that this structure combines accountability with effective oversight. This structure also allows us to benefit from the experience and knowledge of our Chairman, who has been on our board since 1997, while reflecting the responsibilities and contributions of our Chief Executive Officer. In addition, we believe that the independence of our Chairman provides additional oversight over the decisions of our management and places additional control in the hands of our independent directors.

Our Board is actively involved in overseeing our risk management through our Audit Committee. Under its charter, our Audit Committee is responsible for inquiring of management and our independent auditors about significant areas of risk or exposure and assessing the steps management has taken to minimize such risks.

Stockholder Communications with Directors

Stockholders who want to communicate with our Board or with a particular director or committee may send a letter to our Secretary at Superconductor Technologies Inc., 460 Ward Drive, Santa Barbara, California 93111. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should state whether the intended recipients are all members of our Board or just certain specified individual directors or a specified committee. The Secretary will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked “Confidential” will be forwarded unopened.

Attendance at Annual Meetings of Stockholders

We expect that all of our Board members attend our Annual Meetings of Stockholders in the absence of a showing of good cause for failure to do so. All of the members of our Board attended our 2009 Annual Meeting of Stockholders.

Board Meetings and Committees

During 2009, each of our directors attended at least 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings of the committees on which the director served.

Board of Directors

Our Board held a total of five meetings during 2009. Our Board has three standing committees — an Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (our “Audit Committee”), a Compensation Committee (our “Compensation Committee”) and a Governance and Nominating Committee (our “Nominating Committee”). Our Audit Committee, Compensation Committee and Nominating Committee each have a charter, which is available at the “Corporate Governance” section under the “Investors” tab on our website at www.suptech.com.

Audit Committee

The principal functions of our Audit Committee are to hire our independent public auditors, to review the scope and results of the year-end audit with management and the independent auditors, to review our accounting principles and our system of internal accounting controls and to review our annual and quarterly reports before filing them with the SEC. Our Audit Committee met eight times during 2009. The current members of our Audit Committee are Messrs. Horowitz (Chairman), Lockton, Davis and Vellequette.

Our Board has determined that all members of our Audit Committee are “independent” as defined under the rules of the SEC and the listing standards of NASDAQ. Our Board has determined that Mr. Vellequette is an “audit committee financial expert.”

Compensation Committee

Our Compensation Committee reviews and approves salaries, bonuses and other benefits payable to the executive officers and administers our management incentive plan. Our Compensation Committee makes all compensation decisions with respect to our Chief Executive Officer and makes recommendations to our Board regarding non-equity compensation and equity awards to our other named executive officers (set forth below under “Executive Compensation — Summary Compensation Table”) and all other elected officers. In doing so, with respect to named executive officers other than the Chief Executive Officer, our Compensation Committee generally receives a recommendation from our Chief Executive Officer and other officers as appropriate. Our Chief Executive Officer also generally recommends the number of options to be granted to executive officers, within a range associated with the individual executive’s salary level, and presents this to our Compensation Committee for its review and approval.

Our Compensation Committee uses data from the Radford Executive Survey, a nationally recognized executive compensation survey, to review and compare our compensation levels to market compensation levels, taking into consideration the other companies’ size, the industry, and the individual executive’s level of responsibility, as well as anecdotal data regarding the compensation practices of other employers. We do not annually benchmark our executive compensation against a defined peer group, since we believe that defining such a group is difficult and would not materially affect our decisions. Our Compensation Committee does not generally hire an outside consulting firm to assist with compensation, as we believe that the value of doing so is exceeded by the costs. No compensation consultant was engaged to provide advice or recommendations on our executive or director compensation for 2009.

Our Compensation Committee also reviews the compensation of directors and recommends to our Board the amounts and types of cash to be paid and equity awards to be made to our directors.

Our Compensation Committee met four times during 2009. The current members of our Compensation Committee are Messrs. Davis (Chairman), Horowitz and Kaplan. Our Board has determined that all members of our Compensation Committee are “independent” as defined under the rules of the SEC and the listing standards of NASDAQ. Our Compensation Committee will only delegate its authority to the extent consistent with our certificate of incorporation and bylaws and applicable laws, regulations and listing standards.

Our Compensation Committee created the Stock Option Committee (our “Stock Option Committee”) consisting of two members — our Compensation Committee Chairman and the Chief Executive Officer. The purpose of our Stock Option Committee is to facilitate the timely granting of stock options in connection with hiring, promotions and other special situations, and therefore our Stock Option Committee meets only periodically as certain events occur. Our Stock Option Committee is empowered to grant options to non-executive employees up to a preset annual aggregate limit (120,000 shares for 2009). The Stock Option Committee did not meet during 2009. Our Compensation Committee supervises these grants and retains exclusive authority for all executive officer grants and the annual employee grants. The current members of our Stock Option Committee are Messrs. Davis (Chairman) and Quiram.

Governance and Nominating Committee

Our Nominating Committee is responsible for overseeing and, as appropriate, making recommendations to our Board regarding, membership and constitution of our Board and its role in overseeing our affairs. Our Nominating Committee is responsible for proposing a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies. Our Nominating Committee is also responsible for the corporate governance practices and policies of our Board and its committees. The current members of our Nominating Committee are Messrs. Kaplan (Chairman), Lockton, and Vellequette. Our Nominating Committee met three times in 2009. Our Board has determined that all members of our Nominating Committee are “independent” as defined under the rules of the SEC and the listing standards of NASDAQ.

Our Nominating Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-

nominated, our Nominating Committee recommends to our Board whether those individuals should be re-nominated.

Our Nominating Committee periodically reviews with our Board whether it believes our Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, our Nominating Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by security holders), are reviewed under the same process. Our Nominating Committee (or its chair) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Nominating Committee members, other members of our Board and senior members of management. Upon completion of these interviews and other due diligence, our Nominating Committee may recommend to our Board the election or nomination of a candidate.

Candidates for independent Board members have typically been found through recommendations from directors or others associated with us. Our stockholders may also recommend candidates by sending the candidate’s name and resume to our Nominating Committee under the provisions set forth above for communication with our Board. No such suggestions from our stockholders were received in time for our Annual Meeting.

Our Nominating Committee has no predefined minimum criteria for selecting Board nominees, although it believes that (i) all directors should share qualities such as: an ability to make meaningful contributions to our board; independence; strong communication and analytical skills; and a reputation for honesty and ethical conduct; and (ii) independent directors should share qualities such as: experience at the corporate, rather than divisional level, in multi-national organizations as large as or larger than us; and relevant, non-competitive experience. Our Nominating Committee does not have a formal policy with respect to diversity; however, our Nominating Committee and our Board believe that it is important that we have Board members whose diversity of skills, experience and background are complementary to those of our other Board members. In considering candidates for our Board, the Nominating Committee considers the entirety of each candidate’s credentials. In any given search, our Nominating Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, our Nominating Committee reserves the right to modify its stated search criteria for exceptional candidates.

NON-EMPLOYEE DIRECTOR COMPENSATION

Summary of Compensation

Our directors who are also our employees do not receive additional compensation for their service on our Board. Our Board maintains a written compensation policy for our non-employee directors. Each director other than our Chairman of the Board receives an annual cash retainer of $20,000, and our Chairman of the Board receives an annual cash retainer of $40,000. The annual cash retainer is paid bi-annually and requires that the director attend at least 75% of our Board meetings. In addition, on the date of each annual meeting of stockholders, each director other than our Chairman of the Board receives a equity grant of 10,000 shares of our common stock, and our Chairman of the Board receives a grant of 15,000 shares. In addition to the foregoing equity grants, new directors receive an initial grant of 25,000 shares of our common stock on the date that they join our Board. Initial equity grants vest in three equal installments, on each anniversary of the grant date, and annual grants vest in two equal installments, on each anniversary of the grant date. Our Board provides an additional $10,000 annual retainer (which is paid bi-annually) as compensation for service as chairman of each of our Audit Committee, Compensation Committee and Nominating Committee.

Non-employee directors do not receive compensation from us other than as a director or as committee member. There are no family relationships among our directors and executive officers.

Non-employee Director Compensation Table

The following table summarizes the compensation paid to our non-employee directors for 2009:

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)	($)(1)	($)

John D. Lockton	40,000	48,600	88,600
Lynn J. Davis	30,000	32,400	62,400
Dennis J. Horowitz	30,000	32,400	62,400
Martin A. Kaplan	30,000	32,400	62,400
David W. Vellequette	20,000	32,400	52,400

(1)	The amounts in this column represent the aggregate grant date fair value of the shares of restricted common stock calculated in accordance with Accounting Standards Codification (“ASC”) 718, under the assumptions included in Note 5 to our audited financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed on March 17, 2010. As of December 31, 2009: (i) Mr. Lockton had 32,000 options to purchase common stock and 15,000 unvested shares of restricted common stock; (ii) Mr. Davis had 21,400 options to purchase common stock and 10,000 unvested shares of restricted common stock; (iii) Mr. Horowitz had 30,500 options to purchase common stock and 10,000 unvested shares of restricted common stock; (iv) Mr. Kaplan had 23,000 options to purchase common stock and 10,000 unvested shares of restricted common stock; and (v) Mr. Vellequette had 15,000 options to purchase common stock and 10,000 unvested shares of restricted common stock.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding those individuals currently serving as our directors (or nominated to serve as a director) and executive officers as of March 19, 2010:

Name	Age	Position

John D. Lockton(1)(3)	72	Chairman of the Board
Lynn J. Davis(1)(2)(4)	63	Director
Dennis J. Horowitz(1)(2)	63	Director
Martin A. Kaplan(2)(3)	72	Director
David W. Vellequette(1)(3)	53	Director
Jeffrey A. Quiram(4)	49	President, Chief Executive Officer and Director
William J. Buchanan	61	Controller (Principal Financial Officer and Principal Accounting Officer)
Robert B. Hammond, Ph.D.	62	Senior Vice President, Chief Technical Officer
Robert L. Johnson	59	Senior Vice President, Operations
Terry A. White	58	Vice President, Worldwide Sales
Adam L. Shelton	43	Vice President, Product Management and Marketing
Thomas R. Giunta	49	Vice President, Engineering

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Governance and Nominating Committee.

(4)	Member of our Stock Option Committee.

Each of our directors and our current nominees was nominated based on the assessment of our Nominating Committee and our Board that he has demonstrated: an ability to make meaningful contributions to our Board; independence; strong communication and analytical skills; and a reputation for honesty and ethical conduct. Our

Board consists of, and seeks to continue to include, persons whose diversity of skills, experience and background are complementary to those of our other directors.

John D. Lockton has served on our Board since 1997 and was named Chairman of our Board in 2001. From 1998 until his retirement in 2008, Mr. Lockton served as a founder and was initial chairman of IPWireless, Inc., a wireless internet access and IP telephony service provider of 4G technology. From 1991 to 1998, he was President, Chief Executive Officer and a director of International Wireless Communications, Inc., an operator of cellular systems. From 1990 to 1991 he was Managing Partner of Corporate Technology Partners, a joint venture with Bell Canada Enterprises. In 1988, Mr. Lockton founded Cellular Data, Inc., a cellular wireless data technology company, and Star Associates, Inc., a cellular radio RSA company. He founded and was a director of Interactive Network, Inc., a wireless-based television company, and was Chairman of that company’s Board of Directors until 1994. From 1983 to 1987 Mr. Lockton was Executive Vice President of Pacific Bell (now part of AT&T). From 1980 to 1983 he was President of Warner Amex (now Warner) Cable Television, Inc. From 1968 to 1980 Mr. Lockton held various senior positions at Dun & Bradstreet, including President of Dun & Bradstreet International and President of Moody’s Investors Service. Mr. Lockton is a graduate of Yale University (Phi Beta Kappa), Harvard Law School, and holds an Executive M.B.A. from Columbia University. Mr. Lockton has extensive knowledge in telecommunications, both as a director and in management positions with various operational responsibilities.

Lynn J. Davis has served on our Board since 2005. He served as President, Chief Operating Officer and director of August Technology, a manufacturer of inspection equipment for the semiconductor fabrication industry from 2005 to 2006. From 2002 to 2004, he was a partner at Tate Capital Partners Fund, LLC, a private investment firm he co-founded. Prior to Tate, Mr. Davis was an employee of ADC Telecommunications for 28 years, serving in 14 management positions, including Corporate President, Group President and Chief Operating Officer. He is also a member of the Board of Directors of Flexsteel Industries Inc., a furniture manufacturer. Mr. Davis holds a B.S. in electrical engineering from Iowa State University and an M.B.A. from the University of Minnesota. Mr. Davis has extensive knowledge in various management roles in the telecommunications industry, including manufacturing, sales and marketing. As a venture capitalist, Mr. Davis has worked with smaller companies and brings a valuable entrepreneurial approach to management and compensation issues.

Dennis J. Horowitz has served on our Board since 1990. Mr. Horowitz is currently, and has been since 2005, President of DH Partners, a consulting Company that helps Chinese and American companies develop businesses in many locations, especially Mexico. In 2005, he retired as Chairman of the Board of Wolverine Tube, Inc., a manufacturer and distributor of copper and copper alloy tube, of which he had been the Chairman and CEO since 1998. From 1994 to 1997, he served as Corporate Vice President and President of the Americas of AMP Incorporated, an interconnection device company. From 1993 to 1994, Mr. Horowitz served as President and Chief Executive Officer of Philips Technologies, a Philips Electronics North America company. From 1990 to 1993, he served as President and Chief Executive Officer of Philips Components, Discrete Products Division. From 1988 to 1990, he served as President and Chief Executive Officer of Magnavox CATV, and from 1980 to 1988 was involved in the general administration of North American Philips Corporation. Mr. Horowitz was a director of Technitrol Inc from 2005 to 2006. Mr. Horowitz holds an M.B.A. and a B.A. in economics from St. John’s University. Mr. Horowitz’s leadership and business skill, along with his long-term involvement with us as a director, contributes an in-depth knowledge of our operations and a sense of strategic continuity to our Board.

Martin A. Kaplan has served on our board since 2002. Since 2000, Mr. Kaplan has served as Chairman of the Board of JDS Uniphase, Inc., a telecommunications equipment company. Mr. Kaplan also currently serves as a director of Tekelec. In a career spanning forty years, Mr. Kaplan served as Executive Vice-President of Pacific Telesis Group, which became a subsidiary of SBC Communications in 1997, from 1986 until 2000, as President, Network Services Group of Pacific Bell, and its successor, Pacific Telesis, and in various other senior management positions. Mr. Kaplan served as a director of Redback Networks from 2004 until 2007 when it was acquired by Ericsson. Mr. Kaplan earned a B.S. in engineering from California Institute of Technology. Mr. Kaplan has extensive business leadership and technical experience in telecommunications.

David W. Vellequette has served on our Board since 2007. Mr. Vellequette currently serves as Chief Financial Officer of JDS Uniphase, Inc., a telecommunications equipment company, a position he has held since 2005. He joined JDS Uniphase as Vice President and Operations Controller in 2004. From 2002 to 2004, he served as Vice

President of Worldwide Sales and Service Operations at Openwave Systems, Inc., an independent provider of software solutions for the mobile communications and media industries. From 1992 and 2002, Mr. Vellequette held increasingly responsible positions at Cisco Systems, first as Corporate Controller of StrataCom Corporation (acquired by Cisco in 1996) and from 2000 as Vice President of Finance. From 1984 to 1992, Mr. Vellequette was Corporate Controller of Altera Corporation, a supplier of programmable silicon solutions to the electronics industry. Mr. Vellequette began his finance career as an auditor with Ernst & Young. He holds a B.S. in Accounting from the University of California, Berkeley, and is a CPA. Mr. Vellequette has extensive knowledge about public and financial accounting matters.

Jeffrey A. Quiram has served on our Board, and has been our President and Chief Executive Officer, since 2005. From 1991 to 2004, Mr. Quiram served ADC Telecommunications in a variety of management roles, including Vice President of its wireless business unit. Mr. Quiram has a B.S. in Quantitative Methods and Computer Science from College of St. Thomas, and an M.B.A. from University of Minnesota. Mr. Quiram has extensive knowledge about product development, business planning, and complex manufacturing. In addition, he has extensive knowledge about our corporate operations and market activities from serving as our Chief Executive Officer.

William J. Buchanan has been with us since 1998 and has served as our Controller since 2000. For 16 years prior to joining us, he was a self-employed private investor and investment advisor. For the nine years prior to that, he served in various executive and accounting positions with Applied Magnetics Corp and Raytheon Co. Mr. Buchanan holds a B.A. in Economics from California State University, Fresno.

Robert B. Hammond, Ph.D., has served as our Senior Vice President and Chief Technical Officer since 1992. Dr. Hammond served as our Secretary from October 1999 to 2002. From May 1991 to December 1991, and July 1992 to December 1992, he served as our Acting Chief Operating Officer. He served as our Vice President of Technology, and Chief Technical Officer, from August 1990 to December 1992. From December 1987 to August 1990, he served as our Program Manager. Dr. Hammond also serves on our Technical Advisory Board. For over eleven years prior to joining us, he was at Los Alamos National Laboratory, a group that performs research, development, and pilot production of solid-state electronics and optics, most recently as Deputy Group Leader of Electronics Research and Development. Dr. Hammond received his Ph.D. and M.S. in applied physics and his B.S. in physics from the California Institute of Technology.

Robert L. Johnson has been our Senior Vice President, Operations since 2004. Mr. Johnson joined us in 2000 as Vice President of Wireless Manufacturing. From 1996 to 2000, Mr. Johnson was the Director and General Manager of Schlumberger ATE. From 1990 to 1996, he served as Vice President and General Manager of Harman International Industries. Mr. Johnson studied industrial engineering at Arizona State University.

Terry A. White has been our Vice President Worldwide Sales since 2005. From 2003 to 2005, Mr. White was Vice President of Worldwide Sales for Mahi Networks, a telecom company. From 2002 to 2003, Mr. White was Vice President of Global Sales at Turnstone Systems. Prior to that position and from 1992 to 2001, he held various positions at ADC Telecommunications, most recently as Senior Vice President of BIA Sales. Mr. White has been employed in sales management for more than 20 years. Mr. White holds a B.A. from Kennesaw College.

Adam L. Shelton has been our Vice President, Product Management and Marketing since 2006. From 2005 to 2006, Mr. Shelton was the Senior Director of Marketing for Motorola. From 2003 to 2005, he was the Senior Director of Marketing for Advanced Fibre Communications (AFC), now Tellabs. Mr. Shelton also held various management and executive management positions with Mahi Networks, ATU Communications and Bell Canada. Mr. Shelton graduated with dean’s honors as a Civil Engineering Technologist from Seneca College in Toronto, Canada.

Thomas R. Giunta has served as our Vice President Engineering since March 2008. From 2004 to 2008 Mr. Giunta held senior management positions in Motorola’s IP Video Solutions and Motorola Wireline Networks organizations. From 2002 to 2004, he served as vice president, switching development engineering at Ciena Corporation. In addition, he previously served in senior leadership and senior engineering/product development and management roles at Mahi Networks, Advanced Fibre Communications, Fujitsu Network Communications and

Alcatel. Mr. Giunta holds an M.B.A. from the W.P. Carey School of Business at Arizona State University and B.S. in Computer Science from Florida International University.

VOTING SECURITIES OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 19, 2010 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers named in the table under “Executive Compensation — Summary Compensation Table,” and (iv) all of our directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, (i) the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable, and (ii) the address of each person is c/o Superconductor Technologies Inc., 460 Ward Drive, Santa Barbara, California 93111.

	Number of
Name	Shares(3)		Percentage Ownership

Xiaoxiong Zhang	2,877,361	(1)	12.8%
3/F, Block B, Tongfang Information Harbor, 11 Langshan, Nanshan Dist., Shenzhen, China 518057
Kopp Investment Advisors, LLC	5,587,900	(2)	24.9%
7701 France Avenue South, #500 Edina, MN 55435
Jeffrey A. Quiram	425,970		1.9%
William J. Buchanan	107,926		*
Robert L. Johnson	128,830		*
Robert B. Hammond	173,542		*
Adam L. Shelton	169,009		*
Thomas R. Giunta	101,706		*
Terry A. White	229,957		1.0%
John D. Lockton	37,000		*
Dennis J. Horowitz	34,234		*
Lynn J. Davis	24,734		*
Martin A. Kaplan	29,464		*
David W. Vellequette	17,709		*
All executive officers and directors as a group (12 persons)	1,480,081		6.6%

*	Less than 1%.

(1)	Based solely on information reported in a joint Schedule 13G/A filed with the SEC on February 17, 2010, by China Poly Group, Ltd. (“China Poly Group”), Hunchun Baoli Communications Co., Ltd. (“Baoli”), Baoli Investment Group Ltd. (“Baoli Investment”), and Xiaoxiong Zhang (“Mr. Zhang”). Each of China Poly Group, Baoli and Baoli Investment is a company organized under the laws of the People’s Republic of China. Mr. Zhang is the majority and controlling shareholder of China Poly Group. Collectively, China Poly Group, Baoli and Baoli Investment are the beneficial owners of 2,877,361 shares of which (i) China Poly Group has shared voting power with respect to 1,924,296 shares and shared dispositive power with respect to 2,277,361 shares; (ii) Baoli has shared voting and dispositive power with respect to 2,148,296 shares; (iii) Baoli Investment has shared dispositive power with respect to 600,000 shares; and (iv) Mr. Zhang has shared voting power with respect to 1,924,296 shares and shared dispositive power with respect to 2,877,361 shares. China Poly Group holds 353,065 shares directly and Baoli Investment holds 600,000 shares directly; such shares are subject to an Irrevocable Proxy and Voting Agreement pursuant to which the shares must be voted in proportion to other shares voting on an issue. We are aware that Baoli subsequently transferred an aggregate of 1,848,296 shares to affiliates and China Poly Group transferred an aggregate of 353,065 shares to affiliates in several transactions characterized as gifts. We do not know whether such transferred shares continue to be beneficially owned by Mr. Zhang. The 353,065 shares transferred by China Poly Group continue to be subject to an Irrevocable Proxy and Voting Agreement pursuant to which the shares must be voted in proportion to the other shares voting on an issue. In addition, China Poly Group collectively owns 611,523 shares of our Series A Preferred Stock. Subject to the terms and conditions of the Series A Preferred Stock and to customary adjustments to the conversion rate, each share of our Series A Preferred Stock is convertible into ten shares of our common stock so long as the number of shares of our common stock beneficially owned by the holder and related parties following such conversion does not exceed 9.9% of our outstanding common stock. As a result, none of China Poly Group’s Series A Preferred Stock is currently convertible.

(2)	Based solely on information reported in a Schedule 13D/A filed with the SEC on September 2, 2009 by Kopp Investment Advisors, LLC (“KIA”), Kopp Holding Company, LLC (“KHCLLC”), and LeRoy C. Kopp (“Mr. Kopp”), KIA is the beneficial owner of and has sole voting authority with respect to 4,496,155 of such shares and shared dispositive power with respect to 853,500 of such shares. As the parent entity of KIA, KHCLLC has indirect beneficial ownership only and no voting or dispositive power over any shares. Mr. Kopp beneficially owns 5,587,900 shares and has sole dispositive power with respect to 4,734,400 of such shares. Mr. Kopp’s shares include 1,087,745 shares of common stock subject to an irrevocable proxy pursuant to which these such shares must be voted in proportion to the other shares voting on an issue.

(3)	Includes shares issuable upon the exercise of stock options that are exercisable within 60 days of March 19, 2010 as follows: Mr. Quiram, 196,633 shares; Mr. Buchanan 34,004 shares; Mr. Johnson 32,927 shares; Mr. Hammond 32,620 shares; Mr. Shelton, 94,219 shares; Mr. Giunta, 36,250 shares; Mr. White, 128,951 shares; Mr. Lockton, 22,000 shares; Mr. Horowitz, 23,834 shares; Mr. Davis, 14,734 shares; Mr. Kaplan, 16,544 shares; Mr. Vellequette, 7,709 shares; and all executive officers and directors as a group, 640,425 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and significant stockholders (defined by statute as stockholders beneficially owning more than 10% of our common stock) are required to file with the SEC and us reports of ownership, and changes in ownership, of our common stock. Based solely on a review of the reports, and on written representations by certain directors and executive officers, received by us, all of our executive officers, directors and significant stockholders complied with all applicable filing requirements under Section 16(a) during 2009.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the base salary and other compensation of our (i) President and Chief Executive Officer and (ii) our other two most highly compensated officers for 2009 (our “named executive officers”) with respect to 2009, 2008 and 2007:

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)	($)(2)	($)

Jeffrey A. Quiram	2009	315,000	157,629	—	—	109,045	581,674
President, Chief	2008	315,000	—	329,367	—	108,923	753,290
Executive Officer, Director	2007	315,650	—	—	100,000	110,885	526,535
Robert B. Hammond	2009	246,330	82,322	—	—	6,056	334,708
Senior Vice President,	2008	246,330	—	140,367	—	6,323	393,020
Chief Technical Officer	2007	248,442	—	—	24,000	1,290	273,732
Adam L. Shelton	2009	240,000	80,549	—	—	44,804	365,353
Vice President Product	2008	240,000	—	170,849	—	50,605	461,453
Management and Marketing	2007	240,000	—	—	24,000	46,532	310,532

(1)	The Option Awards and Stock Awards amounts represent the aggregate grant date fair value of the options to purchase common stock or shares of restricted common stock (as applicable) calculated in accordance with ASC 718, under the assumptions included in Note 5 to our audited financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed on March 17, 2010.

(2)	The All Other Compensation amounts shown reflect the value attributable to term life insurance premiums and company 401K matching for each named executive officer as well as other perquisites described below. Each named executive officer is responsible for paying income tax on such amounts. The aggregate dollar amount of perquisites or other personal benefits for Mr. Hammond is less than $10,000. Pursuant to the terms of their employment agreements, Mr. Quiram received $104,578, $104,456 and $110,435 in 2009, 2008 and 2007, respectively, for travel expenses from his home in Minnesota, the lease of an apartment near our Santa Barbara headquarters, the lease of an automobile, and special indemnity payments to cover the taxes resulting from the payment or reimbursement of such travel and housing expenses; and Mr. Shelton received $40,492, $46,253 and $46,197 in 2009, 2008 and 2007, respectively, for travel expenses for travel from his home in California to our headquarters.

Narrative Disclosure To Summary Compensation Table

Employment Agreement

We entered into an employment agreement with Mr. Quiram in 2005, which was amended in 2007. The employment agreement provides for the following:

•	Appointment as our President, Chief Executive Officer and a member of our Board;

•	A base salary, which has been $315,000 per year since 2006;

•	A bonus of up to 100% of his base salary based upon achievement of annual performance goals to be developed by our Compensation Committee and Mr. Quiram;

•	Accelerated vesting of all his equity grants in the event of an Involuntary Termination or Change of Control (both as defined in his employment agreement);

•	A severance payment equal to one year’s salary and continued benefits for one year in the event of Involuntary Termination;

•	In the event of a Change of Control, whether or not he is terminated, Mr. Quiram is entitled to (i) payment of two times his annual base salary, (ii) 24 months of benefits coverage, and (iii) accelerated vesting of all of his outstanding equity grants;

•	Payment or reimbursement of travel expenses from his present home in Minnesota and the lease of an apartment for Mr. Quiram near our Santa Barbara headquarters; and a special indemnity payment for any taxes resulting from the payment or reimbursement of such expenses; and

•	Lease of an automobile.

Change of Control Agreements.

We also have “change of control” agreements with Messrs. Hammond and Shelton. These change of control agreements generally provide that, if the employee’s employment is terminated within twenty-four months of a “Change of Control” (as defined in the change of control agreements) either (i) by us for any reason other than death, “Cause” or “Disability” (as both terms are defined in the change of control agreements) or (ii) by the employee for “Good Reason” (as defined in the change of control agreements), then the terminated employee will be entitled to a severance benefits salary continuation payments and continuation of health/life insurance benefits for 18 months and accelerated vesting for all outstanding unvested stock options and similar equity securities held by the employee. Any payments or distributions made to or for the benefit of the named employees under these change of control agreements will be reduced, if necessary, to an amount that would result in no excise taxes being imposed under Internal Revenue Code Section 4999.

Non-Equity Incentive Compensation

We maintain a bonus plan for executive officers and selected other members of senior management. Under the plan, our Compensation Committee establishes financial and other pertinent objectives for the period and assigns each executive officer an annual target bonus amount based on a percentage of his or her base salary, which ranges from 20% to 100%. Our Compensation Committee also retains the authority to award discretionary bonuses for performance in other aspects of the business not covered by the established goals. At the beginning of 2009, our Compensation Committee decided, based on current economic conditions, to not establish financial performance targets under this plan for 2009 and to not award cash bonuses based on financial objectives in 2009. Our Compensation Committee did reserve its right to award discretionary bonuses if appropriate; however no bonuses were awarded for 2009.

Equity Grants

For 2009, we made the following grants of restricted stock awards to our named executive officers:

Name	Grant Date(1)	Number of Shares

Jeffrey A. Quiram	1/20/2009	157,629
Robert B. Hammond	1/20/2009	82,322
Adam L. Shelton	1/20/2009	80,549

(1)	50% of the shares vest on each of January 20, 2010 and January 20, 2011.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding options and unvested shares of restricted stock on December 31, 2009:

	Option Awards					Stock Awards
							Market
	Number of					Number of	Value of
	Securities	Number of				Shares or	Shares or
	Underlying	Securities				Units of	Units of
	Unexercised	Underlying				Stock That	Stock That
	Options (#)	Unexercised		Option	Option	Have Not	Have Not
	Exercisable	Options (#)		Exercise	Expiration	Vested	Vested
Name	(1)	Unexercisable		Price ($)	Date	(5)	($)(6)

Jeffrey A Quiram	120,000	—		6.90	5/25/2015	—	—
	45,833	4,167	(2)	5.12	2/20/2018	—	—
	22,592	14,143	(3)	5.12	2/20/2018	—	—
	—	—		—	—	157,629	384,615
Robert B Hammond	15,583	1,417	(2)	5.12	2/20/2018	—	—
	13,251	8,294	(3)	5.12	2/20/2018	—	—
	—	—		—	—	82,322	200,866
Adam L Shelton	50,417	4,583	(4)	4.03	4/24/2016	—	—
	22,000	2,000	(2)	5.12	2/20/2018	—	—
	12,910	8,081	(3)	5.12	2/20/2018	—	—
	—	—		—	—	80,549	196,540

(1)	These options are fully vested.

(2)	These options fully vested on February 20, 2010.

(3)	These options will vest ratably, monthly, until fully vested February 20, 2011.

(4)	These options will fully vest on April 24, 2010.

(5)	50% of the shares vest on each of January 20, 2010 and January 20, 2011.

(6)	The market value is calculated using the closing share price of our common stock of $2.44 on December 31, 2009.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO THE 2003 EQUITY INCENTIVE PLAN

We believe that our officers and other key employees should have a significant stake in our stock price performance under programs that link compensation to stockholder return. As a result, stock option grants and other equity incentives are an integral part of our compensation program. We presently grant equity incentives only under our 2003 Equity Incentive Plan, as amended (the “Plan”). The Plan has an aggregate limit of 2,500,000 shares of our common stock for all awards and related sublimits on awards to a single person and on certain types of equity awards. In addition to stock options outstanding under the Plan, we have stock options outstanding under the following prior equity compensation plans: the 1999 Stock Option Plan, the 1998 Stock Option Plan and the Non-statutory 1992 Directors Option Plan. All of these plans are administered by our Compensation Committee, but new grants may only be made under the Plan.

As of March 19, 2010, we had fewer than 246,000 shares of our common stock available for issuance under the Plan for future equity grants. Therefore, on March 29, 2010, our Board approved, and under this proposal you are being requested to approve, an increase in the total shares available for grants under the Plan from 2,500,000 shares of our common stock to 4,525,000 shares of our common stock. This Proposal does not affect any of the sublimits currently in the Plan.

Below is a summary description of the Plan, which summarizes its essential features. This summary is qualified in its entirety by reference to the full text of the Plan, as proposed to be amended, which is attached to this Proxy Statement as Annex A.

Summary of the Plan

Eligibility.  The Plan provides for grants to our key employees, directors and consultants. As of March 19, 2010, there were approximately 115 employees, directors and consultants eligible to receive awards under the Plan.

Purpose.  The purpose of the Plan is to promote our success, and enhance our value, by linking the personal interests of participating employees, directors and consultants to those of our stockholders and by providing such employees, directors and consultants with an incentive for outstanding performance. The Plan is further intended to provide us flexibility in our ability to motivate, attract and retain the services of outstanding individuals upon whose judgment, interest and special efforts we are largely dependent for the successful conduct of our operations.

Administration.  The Plan is administered by our Compensation Committee.

Types of Awards.  The Plan provides for stock options, stock appreciation rights (“SARs”), restricted stock awards, performance unit awards and performance share awards:

Options.  Plan participants may receive options to purchase shares of our common stock for an exercise price fixed on the date of the grant. The exercise price may not be less than the fair market value of our common stock on the date of the grant. Grants of option rights under the Plan may be incentive stock options or non-qualified stock options. An incentive stock option is an option that is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code. A Plan participant may pay the exercise price of an option in cash, by check, or by the transfer of unrestricted shares of our common stock owned for a period of time acceptable to our Compensation Committee and having a value at the time of exercise equal to the exercise price, by any other consideration our Compensation Committee may deem appropriate, or by a combination thereof. Our Compensation Committee shall determine the vesting schedule and requirements for continuous service associated with each grant of options and may provide for earlier vesting under specified circumstances. The vesting or exercise of option rights may be subject to the optionee or the achievement of management objectives. No incentive options shall be exercisable more than 10 years after the date of grant.

Stock Appreciation Rights (“SAR”).  The Plan permits the grant of three types of SARs: Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof. An Affiliated SAR is an SAR that is granted in connection with a related option and that will be deemed to automatically be exercised simultaneously with the exercise of the related option. A Freestanding SAR is a SAR that is granted independently of any options. A Tandem SAR is a SAR that is granted in connection with a related option, the exercise of which requires a forfeiture of the right to purchase a share under the related option (and when a share is purchased under the option, the SAR is similarly cancelled). Our Compensation Committee has complete discretion to determine the number of SARs granted to any optionee or recipient and the terms and conditions pertaining to such SARs. However, the grant price must be at least equal to the fair market value of a share of our common stock on the date of grant in the case of a Freestanding SAR and equal to the option price of the related option in the case of an Affiliated or Tandem SAR.

Restricted Stock Awards.  The Plan permits the grant of restricted stock awards, which are restricted shares of our common stock that vest in accordance with terms established by our Compensation Committee. Our Compensation Committee may impose restrictions and conditions on the shares, including, without limitation, restrictions based upon the achievement of specific performance goals (company-wide, divisional and/or individual), and/or restrictions under applicable federal or state securities laws. Our Compensation Committee may accelerate the time at which any restrictions lapse, and/or remove any restrictions.

Performance Unit/Share Awards.  The Plan permits the grant of performance unit and performance share awards, which are payable in cash, our common stock, or a combination thereof. Each performance unit has an initial value that is established by our Compensation Committee at the time of its grant. Each performance share has an initial value equal to the fair market value of a share of our common stock on the date of its grant. The number and/or value of performance unit/shares that will be paid out to recipients will depend upon the extent to which performance goals established by our Compensation Committee are satisfied. After a performance unit/share award has vested, the recipient will be entitled to receive a payout of the number of performance unit/shares earned by the recipient, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Our Compensation Committee also may waive the achievement of any performance goals for such performance units/shares. Subject to the applicable award agreement, performance units/shares awarded to recipients will be forfeited upon the earlier of the recipient’s termination of employment or the date set forth in the award agreement.

Term.  No grants of incentive stock options may be made under the Plan after March 20, 2013. All awards made under the Plan that remain outstanding subsequent to that date shall continue to be governed by the terms of the Plan.

Nontransferability of Award.  Awards granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, an optionee or recipient may designate one or more beneficiaries to receive any exercisable or vested awards following his or her death.

Plan Benefits.  As the grant of awards under the Plan is discretionary, it is impossible to determine the amount and terms of such future grants under the Plan. Our common stock underlies all of the options and rights to be awarded under the Plan. The market value of our common stock at the close of trading on March 19, 2010 was $2.97 per share. The limits and sub-limits on the number of awards under the Plan, and the number of shares and price per share applicable to any outstanding award, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations or other reorganizations.

Prohibition on Repricing.  Our Compensation Committee may not lower the exercise price of outstanding option rights without the approval of our stockholders.

Federal Tax Aspects.  The following is a summary of certain federal income tax consequences relating to awards under the Plan, based on federal income tax laws currently in effect. This summary is not intended to and does not describe all of the possible tax consequences that could result from the acquisition, holding, exercise or disposition of an option right or shares of common stock purchased or granted pursuant to, or any other award granted under, the Plan and does not describe any state, local or foreign tax consequences.

Tax Consequences to Participants

Incentive Stock Options.  A Plan participant will not recognize income upon the grant of an option intended to be an incentive stock option. Furthermore, a Plan participant will not recognize ordinary income upon the exercise of an incentive stock option if he or she satisfies certain employment and holding period requirements although the exercise may be subject to alternative minimum tax. To satisfy the employment requirement, a Plan participant must exercise the option not later than three (3) months after he or she ceases to be our employee (one (1) year if he or she is disabled). To satisfy the holding period requirement, a Plan participant must hold the shares acquired upon exercise of the incentive stock option for more than two (2) years from the grant of the option and more than one (1) year after the shares are transferred to him or her. If these requirements are satisfied, the Plan participant will be taxed on the difference between his or her basis in the shares and the net proceeds of the sale at capital gain rates on the sale of the shares.

If a Plan participant disposes of shares of our common stock acquired upon the exercise of an incentive stock option without satisfying the holding period requirement, the Plan participant will usually recognize ordinary income at the time of disposition equal to the amount of the difference between the fair market value of that stock on the date the option is exercised and the exercise price of the option.

Non-Qualified Stock Options.  In general, a Plan participant will not recognize income at the time an option is granted. At the time of exercise of the option, he or she will recognize ordinary income if the shares are not subject to a substantial risk of forfeiture (as defined in Section 83 of the Internal Revenue Code). The amount of such income will be equal to the difference between the option exercise price and the fair market value of the shares of our common stock on the date of exercise. At the time of the sale of the shares of our common stock acquired pursuant to the exercise of an option, appreciation in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain, and depreciation in value will be treated as short-term or long-term capital loss, depending on how long the shares have been held. Long-term capital gains may be eligible for reduced rates if the participant has satisfied applicable holding period requirements.

Stock Appreciation Rights.  A Plan participant will not recognize income upon the grant of a stock appreciation right. In general, a participant will recognize ordinary income at the time he or she receives payment on a stock appreciation right in the amount of the payment.

Restricted Shares.  In general, a Plan participant will not recognize ordinary income upon receipt of restricted shares. The Plan participant will recognize ordinary income when the shares are transferable by the Plan participant or are no longer subject to a substantial risk of forfeiture, whichever occurs first. At such time, the Plan participant will recognize ordinary income in an amount equal to the current fair market value of the shares. A Plan participant may, however, elect to recognize ordinary income when the restricted shares are granted in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. Any appreciation in the value of the shares after the date the shares become transferable or are no longer subject to substantial risk of forfeiture, or after the participant has made the election referred to in the preceding sentence, if applicable, will be treated as either short-term or long-term capital gain, and any depreciation in value will be treated as either short-term or long-term capital loss, depending upon how long the shares have been held.

Performance Units.  A Plan participant will not recognize income upon the grant of performance units. In general, a Plan participant will recognize ordinary income at the time he or she receives payment with respect to performance units in the amount of the payment.

Tax Consequences to Us

To the extent that a Plan participant recognizes ordinary income as described above, we will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code

Required Vote

Proposal Two requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions will have the effect of voting “against” the proposal, but broker non-votes will not have any effect on the outcome of this proposal.

Board Recommendation

Our Board Recommends a Vote “For” Approval of the Amendment to the 2003 Equity Incentive Plan.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Stonefield Josephson, Inc., an independent registered public accounting firm, to audit our financial statements for 2010. Our Audit Committee is submitting its selection to our stockholders for ratification. Stonefield Josephson, Inc. has served as our auditor since 2006 and has no financial interest of any kind in us except the professional relationship between auditor and client. A representative of Stonefield Josephson is expected to attend our Annual Meeting, will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by stockholders.

Required Vote

Proposal Three requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions will have the effect of voting against the proposal, but broker non-votes will not have any effect on the outcome of this proposal. In the event the stockholders do not approve this proposal, our Audit Committee will reconsider the appointment of Stonefield Josephson, Inc. as our independent registered public accounting firm.

Board Recommendation

Our Board Recommends a Vote “For” the Ratification of the Appointment of our Independent Registered Public Accounting Firm.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically incorporate this information by reference).

Our Audit Committee reviews our financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our Audit Committee has reviewed and discussed the audited financial statements with management. In addition, our Audit Committee has discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, as amended.

Our Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Stonefield Josephson, Inc. its independence, including whether their provision of other non-audit services to us is compatible with maintaining its independence.

Our Audit Committee discussed with our independent auditors the overall scope and plans for the audit. Our Audit Committee meets with the independent auditors, with and without management present to discuss the results of their examinations, the evaluation of our internal controls and the overall quality of our reporting.

Based upon the review and discussions referred to in the foregoing paragraphs, our Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for 2009 for filing with the SEC. Our Audit Committee and our Board also have recommended, subject to stockholder approval, the selection of our independent auditors.

AUDIT COMMITTEE
Dennis J. Horowitz (Chairman)
David W. Vellequette
John D. Lockton
Lynn J. Davis

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee regularly reviews and determines whether specific non-audit projects or expenditures with our independent registered public accounting firm, Stonefield Josephson, Inc., potentially affects its independence. Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Stonefield Josephson, Inc. Pre-approval is generally provided by our Audit Committee for up to one year, as detailed as to the particular service or category of services to be rendered, and is generally subject to a specific budget. Our Audit Committee may also pre-approve additional services of specific engagements on a case-by-case basis.

The following table sets forth the aggregate fees billed to us by Stonefield Josephson, Inc. for 2009 and 2008, all of which were pre-approved by our Audit Committee:

	Year Ended December 31,
	2009	2008

Audit fees(1)	$219,613	$227,849
Audit-related fees(2)	$—	$—
All other fees(3)	$21,319	$—
Total	$240,932	$227,849

(1)	Includes fees for professional services rendered for the audit of our annual financial statements and review of our annual report on Form 10-K and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of 2009 and 2008.

(2)	Fees related to financial reporting or disclosure matters not classified as audit services.

(3)	In 2009, these fees related to services rendered for our S-3 registration statement.

TRANSACTIONS WITH RELATED PERSONS

We and Hunchun BaoLi Communication Co. Ltd. (“BAOLI”), who beneficially owns more than 10% of our stock, have established a joint venture to manufacture and market our SuperLink® interference elimination solution for the China market. Our agreements provide that BAOLI will provide the manufacturing expertise and financing in exchange for 55% of the equity and we will provide an exclusive license in the China market of the enabling technology in exchange for 45% of the equity and a royalty on sales.

On June 23, 2009, as part of a registered direct offering, Leroy C. Kopp, who together with his affiliated investment advisory entities (collectively, with Mr. Kopp, the “Kopp Group”) beneficially owns more than 10% of our stock, purchased 3,000,000 shares of our common stock under a Common Stock Purchase Agreement dated as of June 22, 2009, at a price per share of $3.00, for gross proceeds to us of $9,000,000. On August 27, 2009, Mr. Kopp (on behalf of himself and the Kopp Group) (i) confirmed to NASDAQ the Kopp Group’s agreement to sell or otherwise reduce their holdings of our common stock by 1,087,745 shares no later than June 30, 2010 and (ii) agreed pursuant to a proxy to vote a total of (A) 1,087,745 shares of our common beneficially owned by the Kopp Group, less (B) any shares of our common stock that cease to be beneficially owned by the Kopp Group after the date of the proxy, as reflected in the public filings of the Kopp Group, in proportion to the all other shares voting on an issue.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K for the year ended December 31, 2009 is being mailed to our stockholders along with this Proxy Statement.

OTHER MATTERS

We know of no other matters to be submitted at our Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board may recommend.

By Order of the Board of Directors,

Jeffrey A. Quiram
President and Chief Executive Officer

Santa Barbara, California
April 2, 2010

ANNEX A

2003 Equity Incentive Plan, as proposed to be amended

Superconductor Technologies Inc. hereby adopts the 2003 Equity Incentive Plan, effective as of March 20, 2003, as amended May 25, 2005, March 13, 2006, September 21, 2007, April 3, 2008 and May 6, 2010 (the “Plan”) as follows:

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1 Background and Effective Date.  The Plan provides for the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (or SARs), Restricted Stock, Performance Units, and Performance Shares. The Plan is adopted and effective as of March 20, 2003, subject to approval by the stockholders of the Company within twelve (12) months. The Company will seek stockholder approval in the manner and to the degree required under Applicable Laws. Awards may be granted prior to the receipt of stockholder approval, but such grants shall be null and void if such approval is not in fact received within twelve (12) months.

1.2 Purpose of the Plan.  The purpose of the Plan is to promote the success, and enhance the value, of the Company by aligning the interests of Participants with those of the Company’s shareholders, and by providing Participants with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of outstanding individuals, upon whose judgment, interest, and special effort the success of the Company largely is dependent.

1.3 Duration of the Plan.  The Plan shall commence on the date specified in Section 1.1 and subject to SECTION 12 (concerning the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan on or after March 20, 2013.

1.4 Termination of Old Plans.  The Company’s four existing stock option plans (the 1992 Stock Option Plan, the Nonstatutory 1992 Directors Stock Option Plan, the 1998 Stock Option Plan and the 1999 Stock Option Plan) shall terminate effective upon stockholder approval of this Plan, and no further grants of awards shall be made under those plans after the date of such approval. The termination of those plans will not affect the rights of holders of options previously granted and outstanding under those plans.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3 “Affiliated SAR” means an SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.

2.4 “Applicable Laws” means the requirements relating to the administration of equity plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.5 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, or Performance Shares.

2.6 “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.7 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.8 “Change in Control” is defined in Section 15.4.

2.9 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.10 “Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 3.1.

2.11 “Company” means Superconductor Technologies Inc., a Delaware corporation, or any successor thereto.

2.12 “Consultant” means an individual who provides significant services to the Company and/or an Affiliate, including a Director who is not an Employee.

2.13 “Director” means any individual who is a member of the Board of Directors of the Company.

2.14 “Disability” means a permanent and total disability within the meaning of Code Section 22(e)(3).

2.15 “Employee” means an employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

2.17 “Fair Market Value” means as of any date, the value of a Share determined as follows:

(a) If the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of, or the last market trading day prior to, the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of the Share shall be the mean between the high bid and low asked prices for the Shares on the day of, or the last market trading day prior to, the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c) In the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Committee.

2.18 “Freestanding SAR” means a SAR that is granted independently of any Option.

2.19 “Incentive Stock Option” or “ISO” means an option to purchase Shares, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.20 “Nonqualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.21 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.22 “Option Price” means the price at which a Share may be purchased pursuant to an Option.

2.23 “Participant” means an Employee, Consultant or Director who has an outstanding Award.

2.24 “Performance Share” means an Award granted to an Employee pursuant to SECTION 8 having an initial value equal to the Fair Market Value of a Share on the date of grant.

2.25 “Performance Unit” means an Award granted to an Employee pursuant to SECTION 8 having an initial value (other than the Fair Market Value of a Share) that is established by the Committee at the time of grant.

2.26 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions.

2.27 “Plan” means the Superconductor Technologies Inc. 2003 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.28 “Restricted Stock” means an Award granted to a Participant pursuant to SECTION 7.

2.29 “Retirement” means, in the case of an Employee, a Termination of Employment by reason of the Employee’s retirement at or after age 62.

2.30 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.31 “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.32 “Shares” means the shares of common stock, $0.001 par value, of the Company.

2.33 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to the terms of SECTION 7 is designated as an SAR.

2.34 “Subsidiary” means any “subsidiary corporation” (other than the Company) as defined in Code Section 424(f).

2.35 “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR shall be canceled to the same extent).

2.36 “Termination of Employment” means a cessation of the employee-employer or director or other service arrangement relationship between an Employee, Consultant or Director and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment or re-engagement by the Company or an Affiliate.

SECTION 3

ADMINISTRATION

3.1 The Committee.  The Plan shall be administered by a committee of the Board that meets the requirements of this Section 3.1 (hereinafter referred to as “ the Committee “). The Committee shall consist of not less than two (2) Directors. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. The Committee shall be comprised solely of Directors who are both “outside directors” under Rule 16b-3 and “independent directors” under the requirements of any national securities exchange or system upon which the Shares are then listed and/or traded.

3.2 Authority of the Committee.  The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power (a) to determine which Employees, Consultants and Directors shall be granted Awards, (b) to prescribe the terms and conditions of such Awards, (c) to interpret the Plan and the Awards, (d) to adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (e) to interpret, amend or revoke any such rules.

The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however , that the Committee may not delegate its authority and powers with respect to Section 16 Persons.

3.3 Decisions Binding.  All determinations and decisions made by the Committee shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Shares Available.

4.1.1 Maximum Shares Available under Plan.  The aggregate number of Shares available for issuance under the Plan may not exceed four million five hundred twenty five thousand (4,525,000) Shares. Such shares may be authorized but unissued shares or treasury shares.

4.1.2 Intentionally omitted.

4.1.3 Limitation on Incentive Stock Options and Stock Appreciation Rights.  No Participant may receive Options and SARs for more than one hundred twenty thousand (120,000) Shares in the aggregate in any single calendar year; provided, however , that a Participant may receive Options and SARs for up two hundred forty thousand (240,000) Shares in the Participant’s initial year of service to the Company.

4.1.4 General Award Limitation.  No Participant may receive Awards under the Plan, the value of which Awards is based solely on an increase in the value of Shares after the date of grant of such Awards, for more than one hundred twenty thousand (120,000) Shares in the aggregate in any single calendar year; provided, however, that a Participant may receive Options and SARs for up two hundred forty thousand (240,000) Shares in the Participant’s initial year of service to the Company. The foregoing annual limitation specifically includes the grant of any Awards representing “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

4.1.5 Adjustments.  All Share numbers in this Section 4.1 are subject to adjustment as provided in SECTION 15.

4.2 Number of Shares.  The following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan:

(a) While an Award is outstanding, it shall be counted against the authorized pool of Shares, regardless of its vested status.

(b) The grant of an Option or Restricted Stock shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Award.

(c) The grant of a Tandem SAR shall reduce the number of Shares available for grant by the number of Shares subject to the related Option (i.e., there is no double counting of Options and their related Tandem SARs); provided, however , that, upon the exercise of such Tandem SAR, the authorized Share pool shall be credited with the appropriate number of Shares representing the number of shares reserved for such Tandem SAR less the number of Shares actually delivered upon exercise thereof or the number of Shares having a Fair Market Value equal to the cash payment made upon such exercise.

(d) The grant of an Affiliated SAR shall reduce the number of Shares available for grant by the number of Shares subject to the SAR, in addition to the number of Shares subject to the related Option; provided, however, that, upon the exercise of such Affiliated SAR, the authorized Share pool shall be credited with the appropriate number of Shares representing the number of shares reserved for such Affiliated SAR less the number of Shares actually delivered upon exercise thereof or the number of Shares having a Fair Market Value equal to the cash payment made upon such exercise.

(e) The grant of a Freestanding SAR shall reduce the number of Shares available for grant by the number of Freestanding SARs granted; provided, however , that, upon the exercise of such Freestanding SAR, the authorized Share pool shall be credited with the appropriate number of Shares representing the number of shares reserved for such Freestanding SAR less the number of Shares actually delivered upon exercise thereof or the number of Shares having a Fair Market Value equal to the cash payment made upon such exercise.

(f) The Committee shall in each case determine the appropriate number of Shares to deduct from the authorized pool in connection with the grant of Performance Units and/or Performance Shares.

(g) To the extent that an Award is settled in cash rather than in Shares, the authorized Share pool shall be credited with the appropriate number of Shares having a Fair Market Value equal to the cash settlement of the Award.

4.3 Lapsed Awards.  If an Award is cancelled, terminates, expires, or lapses for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR), any Shares subject to such Award again shall be available to be the subject of an Award.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options.  Options may be granted to Employees, Consultants and Directors at any time and from time to time, as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to Options granted to each Participant. The Committee may grant ISOs, NQSOs, or a combination thereof.

5.2 Award Agreement.  Each Option shall be evidenced by an Award Agreement that shall specify the Option Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

5.3 Option Price.  Subject to the provisions of this Section 5.3, the Option Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1 Nonqualified Stock Options.  In the case of a Nonqualified Stock Option, the Option Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date that the Option is granted.

5.3.2 Incentive Stock Options.  In the case of an Incentive Stock Option, the Option Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date that the Option is granted; provided, however , that if at the time that the Option is granted, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Option Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the date that the Option is granted.

5.3.3 Substitute Options.  Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Consultants or Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion, may determine that such substitute Options shall have an exercise price less than 100% of the Fair Market Value of the Shares on the date the Option is granted.

5.4 Expiration of Options.  Unless the applicable stock option agreement provides otherwise, each Option shall terminate upon the first to occur of the events listed in Section 5.4.1, subject to Section 5.4.2.

5.4.1 Expiration Dates.

(a) The date for termination of the Option set forth in the Award Agreement;

(b) The expiration of ten years from the date the Option was granted, or

(c) The expiration of three months from the date of the Participant’s Termination of Employment for a reason other than the Participant’s death, Disability or Retirement, or

(d) The expiration of twelve months from the date of the Participant’s Termination of Employment by reason of Disability, or

(e) The expiration of twelve months from the date of the Participant’s death, if such death occurs while the Participant is in the employ or service of the Company or an Affiliate.

5.4.2 Committee Discretion.  The Committee shall provide, in the terms of each individual Option, when such Option expires and becomes unexercisable. After the Option is granted, the Committee, in its sole discretion may extend the maximum term of such Option. The foregoing discretionary authority is subject to the limitations and restrictions on Incentive Stock Options set forth in Section 5.8.

5.5 Exercise of Options.  Options granted under the Plan shall be exercisable at such times, and subject to such restrictions and conditions, as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6 Payment.  The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

(a) cash;

(b) check;

(c) promissory note;

(d) other Shares which (i) in the case of Shares acquired upon exercise of an Option, have been owned by the Participant for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(e) consideration received by the Company from a licensed broker under a cashless exercise program implemented by the Company to facilitate “same day” exercises and sales of Options;

(f) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

(g) any combination of the foregoing methods of payment; or

(h) such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable laws.

5.7 Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option, as it may deem advisable, including, but not limited to, restrictions related to Federal securities laws, the requirements of any national securities exchange or system upon which such Shares are then listed and/or traded, and/or any blue sky or state securities laws.

5.8 Certain Additional Provisions for Incentive Stock Options.

5.8.1 Exercisability.  The aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2 Termination of Employment.  No Incentive Stock Option may be exercised more than three months after the Participant’s termination of employment for any reason other than Disability or death, unless (a) the

Participant dies during such three-month period, and (b) the Award Agreement and/or the Committee permits later exercise. No Incentive Stock Option may be exercised more than one year after the Participant’s termination of employment on account of Disability, unless (a) the Participant dies during such one-year period, and (b) the Award Agreement and/or the Committee permit later exercise.

5.8.3 Company and Subsidiaries Only.  Incentive Stock Options may be granted only to persons who are Employees of the Company and/or a Subsidiary at the time of grant.

5.8.4 Expiration.  No Incentive Stock Option may be exercised after the expiration of 10 years from the date such Option was granted; provided, however , that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of 5 years from the date that it was granted.

5.9 Nontransferability of Options.  No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, the laws of descent and distribution, or as provided under SECTION 9. All Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs.  An SAR may be granted to an Employee, Consultant or Director at any time and from time to time as determined by the Committee, in its sole discretion. The Committee may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, and consistent with the provisions of the Plan, the terms and conditions pertaining to such SARs. However, the grant price of a Freestanding SAR shall be at least equal to the Fair Market Value of a Share on the date of grant. The grant price of Tandem or Affiliated SARs shall equal the Option Price of the related Option.

6.2 Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

6.2.1 ISOs.  Notwithstanding any contrary provision of the Plan, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR shall expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR shall be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR shall be exercisable only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

6.3 Exercise of Affiliated SARs.  An Affiliated SAR shall be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR shall not necessitate a reduction in the number of Shares subject to the related Option.

6.4 Exercise of Freestanding SARs.  Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall determine.

6.5 SAR Agreement.  Each SAR shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.6 Expiration of SARs.  An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 (pertaining to Options) also shall apply to SARs.

6.7 Payment of SAR Amount.  Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the grant price; times

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

6.8 Nontransferability of SARs.  No SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, the laws of descent and distribution, or as permitted under SECTION 9. An SAR granted to a Participant shall be exercisable during the Participant’s lifetime only by such Participant.

SECTION 7

RESTRICTED STOCK

7.1 Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Consultants or Directors in such amounts as the Committee, in its sole discretion, shall determine.

7.2 Restricted Stock Agreement.  Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability.  Except as provided in this SECTION 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

7.4 Other Restrictions.  The Committee, in its sole discretion, may impose such other restrictions on any Shares of Restricted Stock as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), and/or restrictions under applicable Federal or state securities laws; and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Superconductor Technologies Inc. 2003 Equity Incentive Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Superconductor Technologies Inc.”

7.5 Removal of Restrictions.  Except as otherwise provided in this SECTION 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse, and/or remove any restrictions. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

7.6 Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

7.7 Dividends and Other Distributions.  During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares, unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8 Return of Restricted Stock to Company.  Subject to the applicable Award Agreement and Section 7.5, upon the earlier of (a) the Participant’s Termination of Employment, or (b) the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and, subject to Section 4.3, again shall become available for grant under the Plan.

7.9 Repurchase Option.  Unless the Committee determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the Participant’s service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the Participant and may be paid by cancellation of any indebtedness of the Participant to the Company. The repurchase option shall lapse at a rate determined by the Committee.

SECTION 8

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1 Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Employees, Consultants or Directors at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

8.2 Value of Performance Units/Shares.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participants. The time period during which the performance goals must be met shall be called the “ Performance Period “.

8.3 Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. After the grant of a Performance Unit/Share, the Committee, in its sole discretion, may adjust and/or waive the achievement of any performance goals for such Performance Unit/Share.

8.4 Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

8.5 Cancellation of Performance Units/Shares.  Subject to the applicable Award Agreement, upon the earlier of (a) the Participant’s Termination of Employment, or (b) the date set forth in the Award Agreement, all remaining Performance Units/Shares shall be forfeited by the Participant to the Company, and subject to Section 4.3, the Shares subject thereto shall again be available for grant under the Plan.

8.6 Nontransferability.  Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, the laws of descent and distribution, or as permitted under SECTION 9. A Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

SECTION 9

BENEFICIARY DESIGNATION

If permitted by the Committee, a Participant may name a beneficiary or beneficiaries to whom any unpaid vested Award shall be paid in event of the Participant’s death. Each such designation shall revoke all prior designations by the same Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan, any unexercised vested Award may be exercised by the Committee or executor of the Participant’s estate.

SECTION 10

DEFERRALS

The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

SECTION 11

RIGHTS OF EMPLOYEES AND CONSULTANTS

11.1 No Effect on Employment or Service.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause.

11.2 Participation.  No Employee, Consultant or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

SECTION 12

AMENDMENT, SUSPENSION, OR TERMINATION

The Board, in its sole discretion, may alter, amend or terminate the Plan, or any part thereof, at any time and for any reason. However, as required by Applicable Laws, no alteration or amendment shall be effective without further stockholder approval. Neither the amendment, suspension, nor termination of the Plan shall, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted. No Award may be granted during any period of suspension nor after termination of the Plan.

SECTION 13

TAX WITHHOLDING

13.1 Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes required to be withheld with respect to such Award.

13.2 Shares Withholding.  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy the minimum statutory tax withholding obligation, in whole or in part, by delivering to the Company Shares already owned for more than six (6) months having a value equal to the amount required to be withheld. The value of the Shares to be delivered will be based on their Fair Market Value on the date of delivery.

SECTION 14

INDEMNIFICATION

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, notion, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

SECTION 15

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE

15.1 Changes in Capitalization; No Award Repricing.  Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however , that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. Further, except for the adjustments provided herein, no Award may be amended to reduce its initial exercise price, and no Award may be cancelled and replaced with an Award with a lower price.

15.2 Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for a Participant to have the right to exercise his or her Award until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Committee may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

15.3 Merger or Asset Sale.  In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Award shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and have the right to exercise the Award as to all of the Shares as to which it would not otherwise be vested or exercisable. If an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant in writing or electronically that the Award shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period. For the purposes of this paragraph, the Award shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however , that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Shares in the merger or sale of assets.

15.4 Change in Control.  In the event of a Change of Control (as defined below), except as otherwise determined by the Board, the Participant shall fully vest in and have the right to exercise the Awards as to all of the Shares, including Shares as to which it would not otherwise be vested or exercisable. If an Award becomes fully vested and exercisable as the result of a Change of Control, the Committee shall notify the Participant in writing or electronically prior to the Change of Control that the Award shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period. For purposes of this Agreement, a “Change of Control” means the happening of any of the following events:

(a) When any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a Subsidiary or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(b) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets; or

(c) A change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors “ shall mean directors who either (A) are directors of the Company as of the date the Plan is approved by the stockholders, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

SECTION 16

CONDITIONS UPON ISSUANCE OF SHARES

16.1 Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

16.2 Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

SECTION 17

INABILITY TO OBTAIN AUTHORITY

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

SECTION 18

RESERVATION OF SHARES

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

SECTION 19

LEGAL CONSTRUCTION

19.1 Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

19.2 Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.3 Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all Applicable Laws.

19.4 Securities Law Compliance.  With respect to Section 16 Persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

19.5 Governing Law.  The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

19.6 Captions.  Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

DETACH HERE
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SUPERCONDUCTOR TECHNOLOGIES INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 6, 2010
     The undersigned stockholder of SUPERCONDUCTOR TECHNOLOGIES INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 2, 2010, and hereby appoints each of Jeffrey A. Quiram and William J. Buchanan, or any of them, as proxy and attorney-in-fact with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Superconductor Technologies Inc. to be held on Thursday, May 6, 2010 at 11:00 a.m., local time, at the offices of Superconductor Technologies Inc., located at 460 Ward Drive, Santa Barbara, California and at any adjournment or adjournments thereof, and to vote all shares of capital stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
[SEE REVERSE SIDE] CONTINUED AND TO BE SIGNED ON REVERSE SIDE [SEE REVERSE SIDE]

[BACK OF PROXY]
DETACH HERE
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
☒     Please mark votes as in this example
1.     TO ELECT TWO CLASS 3 DIRECTORS.
Nominees: John D. Lockton and David W. Vellequette

☐ FOR ALL NOMINEES	☐ WITHHOLD ALL NOMINEES	☐ FOR ALL NOMINEES EXCEPT

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “For All Nominees Except” box and write that nominee’s name in the space provided above.)
2.     PROPOSAL TO AMEND OUR 2003 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED TO BE ISSUED THEREUNDER TO 4,525,000.
3.     PROPOSAL TO RATIFY THE SELECTION OF STONEFIELD JOSEPHSON, INC. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF SUPERCONDUCTOR TECHNOLOGIES INC. FOR 2010.

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

As to any other matters that may properly come before the meeting or any adjournments thereof, the proxy holders are authorized to vote in accordance with their best judgment.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT.	☐

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both must sign.)

Signature:	Date:

Signature:	Date:

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT OF THE SUPERCONDUCTOR TECHNOLOGIES INC. 2003 EQUITY INCENTIVE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF STONEFIELD JOSEPHSON, INC. AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF SUPERCONDUCTOR TECHNOLOGIES INC. FOR 2010, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.